Exhibit 16.1

November 18, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read the statements of TOI Parent, Inc. (formerly known as DFP Healthcare Acquisitions Corp.) included under Item 4.01 of its Form 8-K dated November 18, 2021. We agree with the statements concerning our Firm under Item 4.01, specifically in which we were informed of our dismissal on November 12, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York